EXHIBIT 19

Insider Trading Policy

I.	PURPOSE

AmeriCann, Inc. (the “Company”) has adopted this Insider Trading Policy (this “Policy”) to help its directors and officers comply with insider trading laws, to prevent even the appearance of improper insider trading and to promote compliance with the Company’s obligation under Item 408 of Regulation S-K to publicly disclose information related to its insider trading policies and practices.

II.	SCOPE

A.

This Policy applies to all directors and officers of the Company, their respective family members and others in their households (collectively referred to as “Insiders”), and any other individuals the Compliance Officer (defined below) may designate as Insiders because they have access to material nonpublic information concerning the Company.

B.

Except as set forth explicitly below, this Policy applies to any and all transactions in the Company’s securities, including transactions in common stock, options, preferred stock, restricted stock, restricted stock units, and any other type of securities that the Company may issue. This Policy applies to such securities regardless of whether they are held in a brokerage account, a 401(k) or similar account, through an employee stock purchase plan or otherwise.

III.	SPECIFIC GUIDANCE

A.	Generally Prohibited Activities. The prohibitions below apply to actions an Insider may take directly or indirectly through family members or other persons or entities.

1.	Trading in Company Securities.

a.	No Insider may buy, sell, donate or otherwise transact in Company securities while aware of material nonpublic information concerning the Company.

b.	No Insider may buy, sell, donate or otherwise transact in Company securities during any special trading blackout period applicable to such Insider as designated by the Compliance Officer.

2.

Tipping. Providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. Therefore, no Insider may “tip” or provide material nonpublic information concerning the Company to any person other than a director, officer or employee of the Company, unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer.

3.

Giving Trading Advice. No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material nonpublic information about the Company, except that Insiders should advise other Insiders not to trade if such trading might violate the law or this Policy.

4.	Engaging in Short Sales. No Insider may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade.

5.

Engaging in Derivative Transactions. No Insider may engage in transactions in puts, calls or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and therefore create the appearance that the transaction is based on nonpublic information.

6.

Hedging. No Insider may engage in hedging transactions involving Company securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds. Such transactions are speculative in nature and therefore create the appearance that the transaction is based on nonpublic information.

7.

Trading on Margin or Pledging. No Insider may place the Company’s securities as security for a margin account or pledge (or hypothecate) Company securities as collateral for a loan at a time when the Insider is aware of material nonpublic information.

8.

Trading in Securities of Other Companies. No Insider may, while in possession of material nonpublic information about any other public company gained in the course of employment with the Company, (a) buy, sell, donate or otherwise transact in the securities of the other public company, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company.

B.	Exceptions.

The prohibited activities above do not apply to:

1.

Exercises of stock options or similar equity awards or the surrender of shares to the Company in payment of the stock option exercise price or in satisfaction of any tax withholding obligations, provided that any securities acquired pursuant to such exercise may not be sold, including as part of a broker-assisted cashless exercise, while the Insider is in possession of material nonpublic information.

2.

The vesting of restricted stock, or the exercise of a tax withhold right pursuant to which an Insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, provided that any securities acquired pursuant to such vesting may not be sold while the Insider is in possession of material nonpublic information.

3.

Acquisitions or dispositions of Company securities under the Company’s Stock Incentive Plan or any other individual account that are made pursuant to standing instructions entered into while the Insider is not in possession of material nonpublic information.

4.	Other purchases of securities from the Company or sales of securities to the Company that do not involve a market transaction.

5.	Purchases, sales or donations made pursuant to a Rule 10b5-1 plan that is adopted and operated in compliance with the terms of this Policy (see Section VII).

IV.	DETERMINING WHETHER INFORMATION IS MATERIAL AND NONPUBLIC

A.	Definition of “Material” Information.

1.

There is no bright line test for determining whether particular information is material. Such a determination depends on the facts and circumstances unique to each situation and cannot be made solely based on the potential financial impact of the information.

2.	In general, information about the Company should be considered “material” if:

●	A reasonable investor would consider the information significant when deciding whether to buy or sell Company securities; or

●	The information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company.

Put simply, if the information could reasonably be expected to affect the price of the Company’s stock, it should be considered material.

3.

It is important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight. In other words, if the price of the Company’s stock changed as a result of the information having been made public, it will likely be considered material by enforcement authorities.

4.	While it is not possible to identify every type of information that could be deemed “material,” the following matters ordinarily should be considered material:

●	Projections of future earnings or losses, or other earnings guidance, or changes in projections or guidance.

●	Financial performance, especially quarterly and year-end earnings or significant changes in financial performance or liquidity.

●	Potential significant mergers and acquisitions or the sale of significant assets or subsidiaries.

●	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.

●	Major discoveries or significant changes or developments in products or product lines, research or technologies.

●	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.

●	Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts.

●	Significant changes in senior management.

●	Actual or threatened major litigation, or the resolution of such litigation.

●	An imminent change in the Company’s credit rating by a rating agency.

●	The contents of forthcoming publications that may affect the market price of Company securities.

●	Significant breaches of information technology systems or other events impacting cybersecurity.

B.	Definition of “Nonpublic” Information.

Information is “nonpublic” if it has not been disseminated to investors through a widely circulated news or wire service (such as Dow Jones, Bloomberg, PR Newswire, etc.) or through a public filing with the Securities and Exchange Commission (the “SEC”).

C.	Consult the Compliance Officer for Guidance.

Any Insider who is unsure whether the information that he or she possesses is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities.

V.	COMPLIANCE OFFICER

The Company has designated Benjamin J. Barton as the individual responsible for administration of this Policy (the “Compliance Officer”). The duties of the Compliance Officer include administering this Policy and monitoring and enforcing compliance with this Policy.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

VI.	RULE 10b5-1 TRADING PLANS

Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans and must satisfy several conditions set forth in Rule 10b5-1.

Rule 10b5-1 plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 plan has been adopted, it is generally not permissible to amend or modify such plan without complying with new conditions and timing limitations set forth in Rule 10b5-1. Accordingly, while some individuals may find Rule 10b5-1 plans attractive, they may not be suitable for all Insiders.

VII.	POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in the Company’s securities after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in the Company’s securities until any such material nonpublic information has become public or is no longer material.

VIII.	POTENTIAL PENALTIES AND DISCIPLINARY SANCTIONS

A.	Civil and Criminal Penalties.

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay significant civil and/or criminal penalties, and serve a lengthy jail term. The Company in such circumstances may also be required to pay major civil or criminal penalties.

B.	Company Discipline.

Violation of this Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company up to and including termination for cause.

C.	Reporting of Violations.

Any Insider who violates this Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer. Upon determining that any such violation has occurred, the Compliance Officer, in consultation with the Company’s Board of Directors, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority.

IX.	MISCELLANEOUS

This Policy will be delivered to all Insiders upon its adoption by the Company and to all Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or any revised versions, each Insider must sign an acknowledgment that he or she has received a copy of this Policy and agrees to comply with its terms.